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                                                                    EXHIBIT 99.2

MONDAY NOVEMBER 3 8:45 AM EST

COMPANY PRESS RELEASE

STAR BUFFET, INC. ANNOUNCES STRATEGIC ALLIANCE WITH STACEY'S BUFFET, INC., AND PURCHASE OPTION FOR SIX STACEY'S BUFFET RESTAURANTS

SALT LAKE CITY, Nov. 3/PRNewswire/--Star Buffet Inc., ("Star"), (Nasdaq:STRZ) today reported the completion of the previously announced strategic alliance with Stacey's Buffet, Inc., ("Stacey's") (Nasdaq:SBUF).

Under revised terms of the strategic alliance, Star will provide certain management and administrative services for the 23 Stacey's Buffet restaurants located primarily in Florida. Furthermore, Star has agreed, subject to certain conditions, to lend Stacey's up to $4.5 million over the next year, the initial advances of which will be used for working capital. In exchange, Star will receive warrants to purchase Stacey's common stock, and be granted two seats on Stacey's board of directors.

As part of the revised terms, Stacey's has granted an option to acquire six of Stacey's restaurants in Florida, and Star has elected to exercise the option. The purchase, which will be paid by the cancellation of outstanding indebtedness, is expected to close within the next 60 days.

Robert E. Wheaton, president and CEO of Star, stated "Stacey's represents an exciting but challenging opportunity. We believe that with the continued support of Stacey's board, employees and business partners, the company can re-emerge as a profitable buffet operator in Florida. We plan to aggressively address Stacey's operational and financial challenges immediately."

Star Buffet, through its subsidiaries, operates seven JJ North's Grand Buffet restaurants, two Casa Bonita Mexican theme restaurants, and 16 franchised Home Town Buffet restaurants.